                                                               Exhibit 99.(c)(4)

                             STOCK OPTION AGREEMENT

            STOCK OPTION AGREEMENT, dated as of July 12, 1999, between QUEBECOR PRINTING INC., a corporation formed under the laws of Canada ("Grantee"), and WORLD COLOR PRESS, INC., a corporation organized under the laws of Delaware ("Issuer").

                              W I T N E S S E T H :

            WHEREAS, concurrently herewith, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

            WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and pursuant to the transactions contemplated thereby and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

            WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the execution hereof.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

            1. The Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to the Option Amount (as defined in Section 19 below) of fully paid and nonassessable shares of the common stock, $0.01 par value per share, of Issuer ("Common Stock") at a price per share in cash equal to $35.69 (such price, as adjusted if applicable, the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed the Option Percentage (as defined in Section 19 below) of the issued and outstanding shares of Common Stock at the time of exercise without giving effect to the shares of Common Stock issued or issuable under the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

            (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 4(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals the Option Percentage of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

            2. Exercise; Closing. (a) Grantee or any other person that shall become a holder of the Option in accordance with the terms of this Agreement (such person being referred to herein as the "Holder") may exercise the Option, in whole only, if, but only if, the Termination Amount provided for in Section 8.3 of the Merger Agreement has become payable (a "Triggering Event") and notice of such exercise is received prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that a Triggering Event will be deemed to occur if all of the conditions prerequisite to the payment of the Termination Amount pursuant to Section 8.3(a) of the Merger Agreement have been satisfied except for the consummation of the transaction described in such Section 8.3(a). For purposes of clarification, the date of a Triggering Event shall not be the date on which the Termination Amount is paid, but the date on which the Termination Amount becomes payable.

            (b) Each of the following shall be an "Exercise Termination Event":

            (i) the Effective Time (as defined in the Merger Agreement); or

            (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event and at the time of such termination the conditions prerequisite to a Triggering Event occurring in the future are incapable of being fulfilled; or

            (iii) the passage of 30 days after the date of the Triggering Event; or

            (iv) November 9, 1999, if all governmental and regulatory approvals for Grantee to exercise its rights under this Section 2 shall not then have been obtained or if an injunction or similar legal prohibition on exercise shall then be in effect; or

            (v) the receipt by Grantee of the Termination Amount.

            (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

            (d) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying a place and date not earlier than two business days nor later than twenty business days from the Notice Date for the closing of such purchase of the applicable Option Amount of Shares (the "Closing Date"); provided, that the Closing Date may be extended by the Holder until November 9, 1999 to the extent provided in clauses (i) and (ii) of Section 7.

            (e) At the closing referred to in subsection (d) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option by delivery of a certified check or bank draft and (ii) present and surrender this Agreement to Issuer.

            (f) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (e) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder.

            (g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any state securities law, and such securities may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act or other applicable securities laws.

            (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Holder shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

            3. Covenants of Issuer. In addition to its other agreements and covenants herein, Issuer agrees:

            (a) that it shall at all times maintain, free from any subscription or preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Common Stock from Issuer or to cause Issuer to issue shares of Common Stock;

            (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and

            (c) promptly to take all action as may from time to time be required (including complying with all applicable notification, filing reporting and waiting period requirements under the HSR Act or otherwise, and cooperating fully with the Holder in preparing any applications or notices and providing such information to any regulatory authority as it may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

            4. Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 4.

            (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals the Option Percentage of the number of shares of Common Stock then issued and outstanding.

            (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 4, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

            5. Registration. (a) After the exercise of the Option, Issuer shall, if requested by the Holder at any time and from time to time within one year of the exercise of the Option, prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Common Stock that have been acquired by exercise of the Option and Issuer shall use all reasonable efforts to qualify such shares under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially affect Issuer. Any registration statement prepared and filed under this Section 5, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions and brokers' fees. Notwithstanding the foregoing, Issuer shall pay the reasonable fees and disbursements of one counsel selected by the Holder to represent the Holder in connection with each such registration statement. The Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The Issuer shall not be obligated to file a registration statement within a period of 180 days after the effective date of any other registration statement relating to any registration request under this
Section 5. In connection with any registration pursuant to this Section 5, Issuer and the Holder shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

            (b) In connection with any registration pursuant to this Section 5, Issuer shall enter into such customary arrangements and take such other actions, including the use of its reasonable efforts to obtain a "cold comfort" letter or similar letter from Issuer's independent public accounts, as the Holder or any underwriter, if any, reasonably requests in order to expedite or facilitate the disposition of the shares of Common Stock acquired by exercise of the Option.

            (c) If shares to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of the Holder, will promptly file an application to list the shares to be acquired upon exercise of the Option on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

            6. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any of its subsidiaries (collectively, "Excluded Persons") and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

            (b)   The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of Issuer's consolidated assets.

            (ii) "Substitute Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

            (iii) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

            (iv) "Average Price" shall mean the average closing price per Substitute Share, on the principal trading market on which such shares are traded as reported by a recognized source, for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Shares on such market on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

            (c) The Substitute Option shall have the same terms (including those terms set forth in Section 5) as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the Holder of the Substitute Option in substantially the same form as this Agreement which agreement shall be applicable to the Substitute Option.

            (d) The Substitute Option shall be exercisable for such number of Substitute Shares as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of this Section 6(a), divided by the Average Price. The exercise price of the Substitute Option per Substitute Share shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of this Section 6(a) and the denominator of which shall be the number of Substitute Shares for which the Substitute Option is exercisable.

            (e) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares purchasable upon exercise of the Substitute Option exceed the Option Percentage of the Substitute Shares then issued and outstanding at the time of exercise (without giving effect to

Substitute Shares issued or issuable under the Substitute Option). In the event that the Substitute Option would be exercisable for more than the Option Percentage of the Substitute Shares then issued and outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

            7. Extension. The periods for exercise of certain rights under Sections 2 and 5 shall be extended until no later than November 9, 1999: (i) to the extent necessary to obtain all governmental and regulatory approvals for the exercise of such rights (for so long as the Holder is using reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during any period for which an injunction or similar legal prohibition on exercise shall be in effect and (iii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

            8. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

            (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and constitutes a valid and legally binding obligation of Issuer enforceable in accordance with its terms.

            (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

            (iii) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of or a default under, its articles or certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject.

            (b) Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and constitutes a valid and legally binding obligation of Grantee enforceable in accordance with its terms.

            9. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to an affiliate of Grantee.

            10. Filings; Other Actions. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and regulatory and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, notices and filings under the HSR Act.

            11. Total Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed the Total Profit Amount (as defined in Section 19 below) less the amount of any fee paid pursuant to the applicable provision of Section 8.3 of the Merger Agreement and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions. The Grantee's obligation pursuant to this Section 11 shall exist whether the Option is exercised before or after any fee is paid pursuant to Section 8.3 of the Merger Agreement.

            (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Total Profit Amount less the amount of any fee paid pursuant to the applicable provision of Section 8.3 of the Merger Agreement.

            (c) As used herein, the term "Total Profit" shall mean the aggregate amount

(before taxes) of the following: (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (iii) any amount equivalent to the foregoing with respect to the Substitute Option.

            (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares (or any other securities into which such Option Shares are converted or exchanged) held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day.

            12. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

            13. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

            14. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

            15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            17. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            18. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            19. Captions; Certain Definitions; Capitalized Terms. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Option Amount" shall mean (i) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $10,662,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, 3,760,000 shares of Common Stock and, (ii) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $42,648,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, 7,558,300 shares of Common Stock.

            "Option Percentage" shall mean (i) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $10,662,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, 9.9% and, (ii) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $42,648,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, 19.9%

            "Total Profit Amount" shall mean (i) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $10,662,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, 10,662,000 and, (ii) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $42,648,000 Termination Amount provided for in Section 8.3 of the Merger Agreement becoming payable, $42,648,000.

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement. All references herein to "$" or "dollars" shall refer to United States Dollars.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 QUEBECOR PRINTING INC.

                                 By:  /s/ Charles G. Cavell
                                     --------------------------------------
                                     Name: Charles G. Cavell
                                     Title: President & Chief Executive Officer

                                 By:  /s/ Christian M. Paupe
                                     --------------------------------------
                                     Name: Christian M. Paupe
                                     Title: Executive Vice President


                                 WORLD COLOR PRESS, INC.

                                 By:  /s/ Jennifer L. Adams
                                     --------------------------------------
                                     Name: Jennifer L. Adams
                                     Title: Vice Chairman
                                            Chief Legal and Administrative
                                            Officer